Aduddell Industries, Inc. Announces Cost Reduction Measures and Changes in Senior Management

Friday September 7, 9:57 am ET

OKLAHOMA CITY--(BUSINESS WIRE)--Aduddell Industries, Inc. (OTCBB: ADDL.OB - News; "Aduddell" or "the Company"), today announced that in its continued effort to reduce overhead, the Company has significantly decreased staffing at the corporate level and the Board of Directors has unanimously accepted the resignations of Stan G. Genega, President and CEO and Reggie Cook, CFO, effective immediately. Mr. Genega has also resigned his position on the board.

Tim Aduddell, the Company's founder and current Chairman & COO, has been named the President and CEO of Aduddell Industries, Inc. In naming Mr. Aduddell CEO, the Board pointed to the excellent leadership and the strong top and bottom line growth achieved during his tenure as the Company's top executive as well as his in-depth knowledge and experience in the construction industry.

Speaking on behalf of the Board of Directors, Mr. Aduddell noted, "This was a difficult decision, but one that had to be made. By focusing on our core business, improving operational efficiencies and reducing overhead, we remain committed to our goal of restoring and sustaining profitable operations during this period of accelerated growth. These personnel reductions, executive staff reductions and operational changes to reduce expenses should save the Company over $2.9 million in overhead on an annualized basis." The Board expressed its thanks to General Genega and Mr. Cook and all wish them the best in the future.

Josh Brock, currently the Company's Chief Analyst and Divisional Controller, will serve as interim CFO. Mr. Brock has a BS degree in accounting and finance from the Oklahoma State University and an MBA from the University of Oklahoma's Price College of Business. He has also completed graduate studies in executive education at the Stern School of Business and Columbia University. Mr. Brock has previously worked on Wall Street as a Corporate Analyst.

Aduddell Industries, Inc. is one of the leaders in the commercial roofing, restoration and disaster services industry nationwide. Through Aduddell Roofing and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, concrete restoration and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:

Aduddell Industries, Inc.

Josh Brock, 405-810-2969

or

Investor Relations Counsel

The Equity Group Inc.

Linda Latman, 212-836-9609

Lena Cati, 212-836-9611